EXHIBIT 10.5
EMPLOYMENT SECURITY AGREEMENT

This Employment Security Agreement ("Agreement"), is entered into as of July 7, 2025, by and between Franklin Electric Co., Inc., an Indiana corporation ("Franklin"), and Daniela Williams ("Executive").

WITNESSETH:

WHEREAS, Executive is currently employed by Franklin as its Chief Human Resources Officer;

WHEREAS, Franklin desires to provide certain security to Executive in connection with Executive's employment with Franklin; and

WHEREAS, Executive and Franklin desire to enter into this Agreement pertaining to the terms of the security Franklin is providing to Executive with respect to her employment.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.    Definitions. For purposes of this Agreement:

(a)    “Affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934.

(b)    “Base Salary” means Executive’s annual base salary at the rate in effect on the date of a Change in Control, or if greater, the rate in effect immediately prior to Executive’s termination of employment with Franklin.

(c)    “Change in Control” means the occurrence of any of the following events:

(i)    any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity (other than Franklin or a trustee or other fiduciary holding securities under an employee benefit plan of Franklin), or any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes the ''beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of Franklin representing 20% or more of the combined voting power of Franklin's then outstanding securities entitled to vote generally in the election of directors;

(ii)    Franklin is party to a merger, consolidation, reorganization or other similar transaction with another corporation or other legal person unless, following such transaction, more than 50% of the combined voting power of the outstanding securities of the surviving, resulting or acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of Franklin's outstanding securities entitled to vote generally in the election of directors immediately prior to such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of Franklin's outstanding securities entitled to vote generally in the election of directors;

(iii)    The stockholders of Franklin approve a plan of complete liquidation or dissolution of Franklin or Franklin sells all or substantially all of its business and/or assets to another corporation or other legal person unless, following such sale, more than 50% of the combined voting power of the outstanding securities of the acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of Franklin's outstanding securities entitled to vote generally in the election of directors immediately prior to such sale, in substantially the same proportions as their ownership, immediately prior to such sale, of Franklin's outstanding securities entitled to vote generally in the election of directors; or

(iv)    during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of Franklin (and any new Directors, whose appointment or election by the Board of Directors or nomination for election by Franklin's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose appointment, election or nomination for election was so approved) cease for any reason to constitute a majority of the Board of Directors.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur by virtue of any transaction in which Executive is a participant in a group effecting an acquisition of Franklin if Executive holds an equity interest in the entity acquiring Franklin at the time of such acquisition.

(d)    “Good Cause” means:

(i)    Executive’s intentional and material misappropriation of, or damage to, the property or business of Franklin;

(ii)    Executive’s conviction of a criminal violation involving fraud or dishonesty or of a felony that causes material harm or injury (whether financial or otherwise) to Franklin; or

(iii)    Executive’s willful and continuous failure to perform his obligations under the Agreement, provided that Franklin shall first give written notice to Executive describing such failure and, as long as it is capable of being cured and does not involve acts of material dishonesty directed against Franklin, Executive does not substantially cure or correct such failure within 30 days thereafter, or if such failure can not reasonably be cured within such period, cure is not commenced within such period and diligently pursued and fully cured within 60 days of Franklin’s original notice to Executive.

Notwithstanding anything herein to the contrary, in the event Franklin terminates the employment of Executive for Good Cause hereunder, Franklin shall give Executive at least 30 days prior written notice specifying in detail the reason or reasons for Executive’s termination.

(e)    “Good Reason” means:

(i)    a material reduction in Executive’s salary or retirement benefits or a material reduction in Executive’s compensation and benefits in the aggregate, excluding, in the case of incentive benefits that are based upon the performance of Executive or Franklin, reductions in benefits resulting from diminished performance by Executive or Franklin;

(ii)    any purchaser (or affiliate thereof) who purchases substantially all of the assets of Franklin shall decline to assume all of Franklin’s obligations under this Agreement; or

(iii)    the relocation of the Executive’s principal place of employment by more than 50 miles.

(f)    “Severance Period” means the period beginning on the date Executive’s employment with Franklin terminates under circumstances described in Section 2 and ending on the date 24 months thereafter.

(g)    “Target Bonus” means the amount that would be payable to Executive under the Executive Officer Annual Incentive Cash Bonus Program or any successor plan thereto for the year in which Executive’s employment with Franklin terminates, assuming attainment of the target performance goals at 100% level and employment of Executive at the end of such year (such amount to be determined regardless of whether Executive would otherwise be eligible for a bonus under the terms of any such plan or the extent to which the performance goals are actually met).

2.    Termination of Employment. If within two years after a Change in Control, (a) Franklin terminates Executive’s employment for any reason other than Good Cause, or (b) Executive terminates her employment with Franklin for Good Reason, Franklin shall make the payments and provide the benefits described in Section 3 below.

3.    Benefits Upon Termination of Employment. Upon termination of Executive’s employment with Franklin under circumstances described in Section 2 above:

(a)    Within 30 days following the date of such termination, Franklin shall pay Executive a lump sum cash payment equal to the sum of (i), (ii) and (iii) below:

(i)    unpaid Base Salary earned by Executive through the date of termination (which shall include payment for all accrued but unused vacation pay);

(ii)    two times Executive’s Base Salary; and

(iii)    an amount equal to the sum of (A) a prorata portion of Executive's Target Bonus (based on the date on which such termination of employment occurs), and (B) two times Executive's Target Bonus.

(b)    Franklin shall pay Executive a lump sum payment (calculated based on her age as of her termination of employment) within 30 days following her termination of employment of an amount equal to the increase in benefits under all tax-qualified and supplemental retirement plans maintained by Franklin in which Executive participates at termination of employment that results from crediting Executive with an additional 36 months of service for all purposes (including determining service and age for early retirement factors, if applicable) under such plans, and deeming Executive to be an employee of Franklin during the Severance Period. The amounts attributable to additional benefits under any such plan shall be based on Executive's compensation level as of her termination of employment. The amounts attributable to additional benefits under any retirement plan that is a defined contribution plan shall include the additional Franklin contributions that would have been made or credited on Executive's behalf had he authorized the same elective contributions he had elected for the year in which the termination of employment occurs, and shall include earnings that would have accrued under the applicable plan during the Severance Period (the earnings will be determined by multiplying the aggregate contributions to each such plan by the weighted average of the rate of return of the actual investment alternatives elected by Executive as of the beginning of the 12-month period ending on the employment termination date). Benefits accrued under such plans prior to Executive's termination of employment shall be paid in accordance with the terms of such plans. Notwithstanding the foregoing, the payment under this Section 3(b) shall be offset by the lump sum value of the amounts of additional benefits paid or payable in accordance with the terms of such plans as a result of the occurrence of a Change in Control but not below zero.

(c)    If Executive holds any stock-based awards as of the date of her termination of employment, (i) all such awards that are stock options shall immediately become exercisable on such date and shall be exercisable for 12 months following such termination of employment, or if earlier, until the expiration of the term of the stock option; (ii) all restrictions on any awards of restricted stock or restricted stock units shall terminate or lapse; and (iii) all performance goals applicable to any performance-based awards shall be deemed satisfied at the target performance level, and in each case settlement of such awards shall be made to Executive within 30 days of Executive's termination. To the extent any of the foregoing is not permissible under the terms of any plan pursuant to which the awards were granted, Franklin shall pay to Executive, in a lump sum within 30 days after termination of Executive's employment, an amount as follows: (A) to the extent the acceleration of the exercise of such stock options is not permissible, an amount equal to the excess, if any, of the aggregate fair market value of the stock subject to such options, determined on the date of Executive's termination of employment, over the aggregate exercise price of such stock options; (B) to the extent the termination or lapse of restrictions on restricted stock or restricted stock units is not permissible, an amount equal to the aggregate fair market value of the stock subject to the restrictions (determined without regard to such restrictions); and (C) to the extent performance awards are limited, an amount equal to the aggregate fair market value of the additional shares that were not awarded. Executive shall surrender all outstanding awards for which payment pursuant to the preceding sentence is made.

(d)    During the Severance Period, Executive and her spouse and eligible dependents shall continue to be covered by all employee benefit plans of Franklin providing health, prescription drug, dental, vision, disability and life insurance in which she or her spouse or eligible dependents were participating immediately prior to the date of her termination of employment, as if he continued to be an active employee of Franklin, and Franklin shall continue to pay the costs of such coverage under such plans on the same basis as is applicable to active employees covered thereunder; provided that, if participation in any one or more of such plans is not possible under the terms thereof, Franklin shall provide substantially identical benefits. The date of Executive's termination of employment shall be considered a "qualifying event" as such term is defined in Title I, Part 6 of the Employee Retirement Income Security Act of 1974 ("COBRA"), and any continued coverage by Executive, her spouse or eligible dependents under Franklin's group health plan after Executive's termination of employment shall be considered COBRA coverage.

(e)    During the Severance Period, Executive will receive 12 months of executive outplacement services (not to exceed $50,000) with a professional outplacement firm selected by Franklin.

(f)    If at the time of Executive's termination of employment for reasons other than death he is a "Key Employee" as determined in accordance with the procedures set forth in Treas. Reg. §1.409A-1(i), any amounts payable to Executive pursuant to this Agreement that are subject to Section 409A of the Internal Revenue Code shall not be paid or commence to be paid until six months following Executive's termination of employment, or if earlier, Executive's subsequent death, with the first payment to include the payments that otherwise would have been made during such period and including interest accruing thereon from the first day of the month following the date of such termination of employment until the date of payment, based on the applicable interest rate as defined in Section 417(e)(3) of the Internal Revenue Code. Each payment made pursuant to Section 3 shall be considered a separate payment for purposes of Section 409A.

4.    Release of Claims. Payment by Franklin of the termination benefits provided in Section 3 hereof shall be conditioned on Executive's execution, and nonrevocation, of a release of claims. Payment of such termination benefits shall be delayed until the expiration of the revocation period applicable to the executed release of claims, provided that if Executive does not execute the release of claims within 60 days of the date of termination of employment, the termination benefits described in Section shall be forfeited and Executive shall be entitled to receive only the benefits to which he is otherwise entitled under applicable law.

5.    Death. If Executive dies during the Severance Period, all amounts payable hereunder to Executive, to the extent not paid, shall be paid, within 30 days of the date of Executive's death, to her surviving spouse or her designated beneficiary, or if none, then to her estate. Executive's surviving spouse and eligible dependents shall continue to be covered under plans described in Section 3(d) during the remainder of the Severance Period. On the death of the surviving spouse and eligible dependents, no further coverage under such plans shall be provided (other than any coverage required pursuant to COBRA).

6.    Excise Tax.

(a)    If in connection with the Change in Control or other event Executive would be or is subject to an excise tax under Section 4999 of the Internal Revenue Code (an "Excise Tax") with respect to any cash, benefits or other property received, or any acceleration of vesting of any benefit or award (the "Change in Control Benefits"), Executive may elect to have the Change in Control Benefits otherwise payable under this Agreement reduced to the largest amount payable without resulting in the imposition of such Excise Tax. Within 15 days after the occurrence of the event that triggers the Excise Tax, a nationally recognized accounting firm selected by Franklin shall make a determination as to whether any Excise Tax would be reported with respect to the Change in Control Benefits and, if so, the amount of the Excise Tax, the total net after-tax amount of the Change in Control Benefits (after taking into account federal, state and local income and employment taxes and the Excise Tax) and the amount of reduction to the Change in Control Benefits necessary to avoid such Excise Tax. Any reduction to the Change in Control Benefits shall first be made from any cash benefits payable pursuant to this Agreement, if any, and thereafter, as determined by Executive, and Franklin shall provide Executive with such information as is necessary to make such determination. Franklin shall be responsible for all fees and expenses connected with the determinations by the accounting firm pursuant to this paragraph 6.

(b)    Executive agrees to notify Franklin in the event of any audit or other proceeding by the IRS or any taxing authority in which the IRS or other taxing authority asserts that any Excise Tax should be assessed against Executive and to cooperate with Franklin in contesting any such proposed assessment with respect to such Excise Tax (a "Proposed Assessment"). Executive agrees not to settle any Proposed Assessment without the consent of Franklin. If Franklin does not consent to allow Executive to settle the Proposed Assessment, within 30 days following such demand therefor, Franklin shall indemnify and hold harmless Executive with respect to any additional taxes, interest and/or penalties that Executive is required to pay by reason of the delay in finally resolving Executive's tax liability (such indemnification to be made as soon as practicable, but in no event later than the end of the calendar year following the calendar year in which Executive makes such remittance).

7.    Indemnification. Franklin shall indemnify, protect, defend and hold harmless Executive from and against all liabilities, costs and expenses (including but not limited to attorneys' fees) incurred as a result of Executive's employment with Franklin to the fullest extent permitted by the Indiana Business Corporation Law.
8.    Litigation Expenses. Franklin shall reimburse Executive all out-of-pocket expenses, including attorneys' fees, incurred by Executive in connection with any enforcement, claim or legal action or proceeding involving this Agreement, whether brought by Executive or by or on behalf of Franklin or by another party. Such reimbursement shall be made within 30 days of Executive's submission of an invoice following resolution of the claim. Franklin shall pay prejudgment interest on any money judgment obtained by Executive, calculated at the published prime interest rate charged by Franklin's principal banking connection from the date that payment(s) to him should have been made under this Agreement.

9.    Post-Termination Payment Obligations. Subject to Section 4, Franklin's obligation to pay Executive the compensation and to make the other arrangements provided herein to be paid and made after termination of Executive's employment with Franklin shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right that Franklin may have against him or anyone else. All amounts so payable by Franklin shall be paid without notice or demand. Each and every such payment made by Franklin shall be final and Franklin will not seek to recover all or any part of such payment from Executive or from whomsoever may be entitled thereto, for any reason whatsoever.

10.    Disclosure Of Confidential Information. Without the consent of Franklin, Executive shall not at any time divulge, furnish or make accessible to anyone (other than in the regular course of business of Franklin) any knowledge or information with respect to confidential or secret processes, inventions, formulae, machinery, plan, devices or materials of Franklin or with respect to any confidential or secret engineering development or research work of Franklin or with respect to any other confidential or secret aspect of the business of Franklin. Executive recognizes that irreparable injury will result to Franklin and its business and properties, in the event of any breach by Executive of any of the provisions of this Section 10. In the event of any breach of any of the commitments of Executive pursuant to this Section 10, Franklin shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such commitments by Executive or by any person or persons acting for or with Executive in any capacity whatsoever.

11.    Solicitation Of Employees. During Executive's employment with Franklin and for a period of 24 months after termination of employment, Executive shall not (a) directly or indirectly, employ or retain or solicit for employment or arrange to have any other person, firm or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee of Franklin or (b) encourage or solicit any such employee to leave the service of Franklin. Executive also acknowledges and agrees that he shall comply with the terms of the Confidentiality and Non-Compete Agreement in effect between him and Franklin. Executive and Franklin agree that of the amount paid to Executive pursuant to Section 3 of this Agreement, a portion equal to one times Executive's Base Salary and one times the Target Bonus paid or payable to Executive pursuant to subparagraph 3(c) shall serve as adequate consideration for the restrictive covenants set forth in this Section 11.

12.    Executive Assignment. No interest of Executive or her spouse or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or her spouse or other beneficiary, by operation of law or otherwise, other than pursuant to the terms of a qualified domestic relations order to which Executive is a party.

13.    Reimbursements or In-Kind Benefits. Reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A of the Internal Revenue Code of 1986, as amended, are subject to the following restrictions: (a) the amount of expenses eligible for reimbursements, or in-kind benefits provided, to Executive during a calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year, and (b) reimbursement of an eligible expense shall be made as soon as practicable, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred.
14.    Waiver, Modification. No prov1s1ons of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and Franklin. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

15.    Applicable Law. This Agreement shall be construed and interpreted pursuant to the laws of Indiana.

16.    Entire Agreement. This Agreement contains the entire Agreement between Franklin and Executive and supersedes any and all previous agreements, written or oral, between the parties relating to severance benefits, including any previous employment agreement or employment security agreement between Executive and Franklin. No amendment or modification of the terms of this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by Franklin and Executive.

17.    Severability. If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Agreement are declared to be severable.

18.    No Employment Contract. Nothing contained in this Agreement shall be construed to be an employment contract between Executive and Franklin. Executive is employed at will and Franklin may terminate her employment at any time, with or without cause.

19.    Employment with an Affiliate. If Executive is employed by Franklin and an Affiliate, or solely by an Affiliate, on the date of termination of employment of Executive under circumstances described in Section 2, then (a) employment or termination of employment as used in this Agreement shall mean employment or termination of employment of Executive with Franklin and such Affiliate, or with such Affiliate, as applicable, and related references to Franklin shall also include Affiliate, as applicable, and (b) the obligations of Franklin hereunder shall be satisfied by Franklin and/or such Affiliate as Franklin, in its discretion, shall determine; provided that Franklin shall remain liable for such obligations to the extent not satisfied by such Affiliate.

20.    Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives and successors. Any reference in this Agreement to Franklin shall be deemed a reference to any successor (whether direct or indirect, by purchase of stock or assets, merger or consolidation or otherwise) to all or substantially all of the business and/or assets of Franklin; provided that Executive's employment by a successor shall not be deemed a termination of Executive's employment with Franklin.

21.    Withholding. Franklin may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, or local law.

22.    Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

23.    Notice. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received or, if mailed, two days after mailing by United States registered or certified mail, return receipt requested, postage prepaid and addressed as herein provided. Notice to Franklin shall be addressed to Corporate Secretary, Franklin Electric Co., Inc. at 9255 Coverdale Road, Fort Wayne, Indiana 46809. Notices to Executive shall be addressed to Executive at her last permanent address as shown on Franklin's records. Notwithstanding the foregoing, if either party shall designate a different address by notice to the other party given in the foregoing manner, then notices to such party shall be addressed as designated until the designation is revoked by further notice given in such manner.

24.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Employment Security Agreement as of the day and year written above.

FRANKLIN ELECTRIC CO., INC.

/s/ Jonathan M. Grandon
Jonathan M. Grandon
General Counsel

EXECUTIVE
/s/ Daniela Williams
Daniela Williams